Exhibit 10.03
FUNDING
AGREEMENT

Parties:
Weed Web, Inc.
Craigstone, Ltd.

SPECIAL NOTICE TO

WEED WED, Inc., a Delaware corporation (“Company”) is offering securities to a limited number of investors who meet certain qualifications necessary for the offering and sale of the securities to be exempt from registration under state and federal securities laws.  As set forth in the Securities Act of 1933 Subsection 4(2), Regulations D,  Rule 505 and Subsection 4(6), this private placement offering memorandum shall be only sold to Accredited Investors, as defined in Securities and Exchange Commission Regulation 230.501 (17 C.F.R. 230.501).

This Funding Agreement is submitted on a confidential basis for use only in connection with this offering.  This offering is a private placement intended to be exempt from the registration requirements of the Securities Act of 1933, as amended.

By accepting this Funding Agreement, the recipient and his, her, or its officers, directors, employees, agents, associates and affiliates agree that they will not divulge to any other party any information contained herein or in any notes, summaries or analyses derived from this Funding Agreement and will not reproduce or redistribute this Private Placement Memorandum in whole or in part.  If the recipient does not invest in this offering, the recipient agrees to return this memorandum and all documents furnished herewith to Company upon request.

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This Funding Agreement (“Agreement”) is made effective as of September 1 , 2014 by and between Weed Web, Inc., a Delaware corporation (“Company”) and  Craigstone Ltd. (“Investor”) (Company and Investor are each a “Party” and collectively constitute the “Parties”):

WHEREAS, Investor has expressed a desire to purchasing common stock in the Company; and

WHEREAS, Company has wishes to sell a common stock interest to Investor;
NOW, WHEREFORE, the Parties agree as follows:

1. Stock Purchase. Subject to the terms and conditions hereof, Company agrees to issue and sell to Investor, and Investor agrees to purchase from Company, Two Million Five Hundred Thousand (2,500,000) shares of common stock from the Company at a price of Ten Cents ($0.10) per share of Company common stock.

Accordingly, the total purchase price shall be Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Total Common Stock Purchase Price”). Investor has already paid Seventy Five Thousand Dollars ($75,000.00) of the Total Common Stock Purchase Price to Company. Accordingly, upon the execution of this Agreement, Investor shall pay an additional One Hundred Seventy Five Thousand Dollars ($175,000.00) to the Company (“Remaining Common Stock Purchase Price”).

Investor shall have sixty (60) days from the date of signing this agreement to purchase the entire Two Million Five Hundred Thousand (2,500,000) shares of common stock from the Company through remittance of the remaining funds due, a total of One Hundred Seventy Five Thousand Dollars ($175,000.00).  Within five (5) days of receipt by the Company of the Remaining Common Stock Purchase Price from Investor, Company shall issue to Investor a certificate representing the shares of common stock purchased by Investor.

2. Warrant Issuance. Subject to the terms and conditions hereof, Company shall issue to Investor a common stock purchase warrant, which shall be valid up to one (1) year from the effective date of this Agreement, pursuant to which Investor may exercise said warrant and acquire Five Hundred Thousand (500,000) shares of common stock of the Company. The exercise price per share for which all or any of the shares to be acquired pursuant to this paragraph may be acquired shall be Twenty Cents ($0.20) per share. Within sixty (60) days of receipt by the Company of the Remaining Common Stock Purchase Price from Investor, Company shall issue to Investor a certificate representing the warrant issued pursuant hereto. The warrant to be issued pursuant hereto shall not be registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws, as amended (“Blue Sky Laws”).

3.  Investment Risk. Investor recognizes the speculative nature of an investment in the Company and that each Subscriber’s investment is subject to loss if the Company is unsuccessful.

4. Familiarity with the Company and its Objectives.  Investor acknowledges and certifies that Investor is familiar with the Company and its objectives; that the Company will be dependent upon the future success of its growth plans and strategies, and that an investment in the Company involves a high degree of risk.

5. Access to Information. Investor acknowledges and certifies that the Company has given Investor access to such information as Investor deemed necessary and appropriate as a prudent and knowledgeable investor in evaluating the transactions contemplated herein.  The Company also has made available to Investor the opportunity to obtain additional information in order to verify the accuracy of any information which Investor has received and to evaluate the merits and risks of an investment in the Company.  Investor has read and understands all information provided to him or her.  Investor has had the opportunity to ask questions of the Company and its management concerning the terms and conditions of an investment in the Company.

6. Suitable Investment; Accredited Investor Status.  Investor has knowledge and experience in financial and business matters, is capable of evaluating the merits and risks of an investment in the Company and its proposed activities, has carefully considered the suitability of an investment in the Company for Investor’s particular financial and tax situations, and has determined that the transactions contemplated herein are a suitable investment.  Investor has adequate means of providing for their current needs and possible contingencies, and Investor has no present intention or need, and anticipates no need in the foreseeable future, to sell the Units to be purchased pursuant to this agreement. Investor (and all its members and/or partners) is (each) an “accredited investor” within the meaning of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

7. Notice. Notice under this agreement shall be at the following addresses:

Company:

Weed Web, Inc.
1101 Brickell Avenue (South Tower)
8th Floor
Miami, FL 33131
Attn: Matthew Killeen

Investor:

88 Wood Street
10th Floor,
London EC2V 7RS
United Kingdom

8. Applicable Law. ALL QUESTIONS CONCERNING THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISIONS OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

9. Good Faith. The parties hereby covenant to act in good faith and to deal fairly with each other in all matters.

10. Entire Agreement. The parties agree that this Agreement constitutes the only agreement between the parties concerning the subject matter of this Agreement save and except any reference to other documents referred to in this Agreement or executing the terms of this Agreement.

11. Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the parties, their heirs, successors and assigns of the parties hereto.

12. Authority. Investor the individual signing on its behalf have the full legal authority, capacity, and power to enter into this Agreement, and Investor is not precluded by law, contract or otherwise from entering into this Agreement and fulfilling all obligations pursuant hereto.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as dated as of September 1, 2014.

Weed Web Inc.	Craigstone Ltd.

/s/ Matthew Killeen	/s/ K Caputo
By: Matthew Killeen, President	By: K Caputo (Director)